EXHIBIT 10.2

DISTRIBUTION AGREEMENT

This Exclusive License Agreement (hereinafter called the Agreement”) to be effective as of the 20th day of November, 2001 (hereinafter called “Agreement Date”) is by and between Syntho Pharmaceuticals, Inc. (the “MAKER”), a profit corporation having its principal place of business at 230 Sherwood Avenue, Farmingdale, NY 11735 and Medi-Hut Co., Inc., a corporation organized under the laws of Delaware and having a principal place of business at 1935 Swarthmore Avenue, Lakewood, New Jersey 08701, and its Affiliates (hereinafter, collectively referred to as the “DISTRIBUTOR.”)

WITNESSETH:

WHEREAS, MAKER shall manufacture the Subject Technology as defined in paragraph 1.1 below and incorporated herein by reference; and

WHEREAS, MAKER is willing to grant exclusive distribution rights to the Subject Technology to DISTRIBUTOR on the terms set forth herein; and

WHEREAS, DISTRIBUTOR desires to obtain said exclusive distribution rights for the Subject Technology.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.    DEFINITIONS AS USED HEREIN

1.1.    The term “Subject Technology” shall mean know-how, methods, documents, materials, tests, all improvements thereto, and all confidential information pertaining to a Generic Hormone Therapy Replacement Drug which is being developed and manufactured by Maker.

1.2.    The term “Product(s)” shall mean all products that incorporate. utilize or are made with the use of the Subject Technology.

1.3.    The term “Territory” shall mean the United States of America. including the District of Columbia.

1.4.    The term “Affiliates” shall mean any corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is ten percent (10%) or more owned by DISTRIBUTOR.

1.5.    The term “the Parties” shall mean MAKER and DISTRIBUTOR.

2.    GRANT OF EXCLUSIVE DISTRIBUTION RIGHTS

2.1.    MAKER hereby grants to DISTRIBUTOR an exclusive right to use, market, sell and offer for sale the Products in the Territory.

2.2.    The grant in Section 2.1 shall be further subject to, restricted by and non-exclusive with respect to:

(i)    the use of the Products by MAKER for non-commercial research: and

(ii)     the use of the Products by the MAKER thereof for non-commercial research purposes at academic or research institutions.

3.    MARKETING EFFORTS

DISTRIBUTOR shall use reasonable efforts, as defined herein, to effect the sale of Products in commercial markets in the Territory as soon as practicable. Such efforts shall include and be conditioned upon, but not be limited to, the successful conclusion of stability studies by MAKER for the subject technology. DISTRIBUTOR shall commence sales of the Products In December 2001. DISTRIBUTOR estimates that net sales of the Products from initiation of sales through the end of a 12 month period should total twenty five million dollars ($25,000,000). The parties shall adjust this projection and modify the provisions herein accordingly to be determined by market conditions (i.e. competition, brand aggressiveness).

4.    PAYMENTS AND REPORTS

4.1.    As partial consideration for the rights conveyed by MAKER under this Agreement, DISTRIBUTOR shall pay to MAKER a fee of Nine Hundred Thousand Dollars ($900,000.00).

4.2.    In addition to the foregoing fees, DISTRIBUTOR agrees to purchase from MAKER the Products for a price and schedule to be determined by the parties.

4.3.    Should DISTRIBUTOR fail to make any payment whatsoever due and payable to MAKER hereunder, MAKER may, at its sole option, terminate this Agreement as provided in Paragraph 7.2.

4.4.    All payments due hereunder are expressed in and shall be paid by check or bank wire payable in United States of America currency, without deduction of exchange, collection or other charges, to MAKER or to the account of MAKER at such other bank as MAKER may from time to time designate by notice to DISTRIBUTOR.

4.5.    In the event that any payment due is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) three percent (3%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of MAKER to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

5.    PATENTS AND INFRINGEMENT

5.1.    MAKER agrees to keep DISTRIBUTOR fully informed, at MAKER’s expense, of prosecutions pursuant to this Section 5 including submitting to DISTRIBUTOR copies of all official actions and responses thereto; provided, however, DISTRIBUTOR shall be responsible for any of its expenses including attorney’s fees that DISTRIBUTOR incurs in reviewing and commenting on the information DISTRIBUTOR received from the MAKER. MAKER shall consult DISTRIBUTOR regarding any abandonment of the prosecution of the patents.

5.2.    DISTRIBUTOR agrees to reasonably cooperate with MAKER to whatever extent is reasonably necessary to procure patent protection of any rights, including fully agreeing to execute any and all documents to provide MAKER the full benefit of the licenses granted herein.

5.3.    Neither DISTRIBUTOR nor MAKER shall settle any action covered by Paragraph 5.2 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld.

5.4.    MAKER shall not be liable for any losses incurred as the result of an action for Infringement brought against DISTRIBUTOR as the result of DISTRIBUTOR’s exercise of any right granted under this Agreement. The decision to defend or not defend shall be in MAKER’s sole discretion.

6.    PROPRIETARY INFORMATION

6.1.    DEFINITIONS

“Proprietary Information” as used herein shall mean all or any portion of only the: (a) written, recorded, graphical or other information in tangible form disclosed during the term of this Agreement, by one party to the other party which is labeled “Proprietary,”“Confidential,” or with a similar legend denoting the proprietary interest therein of the disclosing party; (b) oral information which is disclosed by one party to the other party to the extent it is identified as “Proprietary” or “Confidential” at the time of oral disclosure, is reduced to written or other tangible form within thirty (30) days of oral disclosure, and such written or tangible form is labeled “Propriety,”“Confidential,” or with a similar legend denoting the proprietary interest therein of the disclosing party; and (c) models and other devices delivered or disclosed, during the Term of this Agreement, by one party to the other party which have been identified in writing at the time of disclosure as being proprietary to the disclosing party; and provided further, however, Proprietary Information shall not include any data, information or device that is: (i) in the possession of the receiving party prior to its disclosure by the disclosing party and not subject to other restrictions on disclosure; (ii) independently developed by the receiving party; (iii) publicly disclosed by the disclosing party; (iv) rightfully received by the receiving party from a third party without restrictions on disclosure; (v) approved for unrestricted release or unrestricted disclosure by the disclosing party; or (vi) produced or disclosed pursuant to applicable laws, regulations or court order, provided the receiving party has given the disclosing party prompt notice of such request so that the disclosing party has an opportunity to defend, limit or protect such production or disclosure. DISTRIBUTOR shall have no technological access to MAKER’S original formula and/or manufacturing operational technique.

6.2.    TRADEMARKS

DISTRIBUTOR may use MAKER’S trademarks only in accordance with MAKER’S then current published specifications relating to the use thereof on products of equivalent product quality to those normally bearing MAKER’S trademarks. DISTRIBUTOR reserves the right to, at its sole discretion, periodically review and monitor DISTRIBUTOR’S use of MAKER’S marks for proper trademark usage, quality of goods, and other criteria as may be required by law to preserve DISTRIBUTOR’S rights, good will, and value in its trademarks.

7.    TERM AND TERMINATION

7.1.    Unless earlier terminated as hereinafter provided, this Agreement shall extend for the life of the last to expire patent issued on the Subject Technology and shall then expire automatically, or if no patent issues on the Subject Technology, this Agreement shall continue in full force and effect for a period of five (5) years from the first commercial sale of Products by DISTRIBUTOR.

7.2.    In the event of default or failure by DISTRIBUTOR to perform any of the terms, covenants or provisions of this Agreement, DISTRIBUTOR shall have thirty (30) days after the giving of written notice of such default by MAKER to correct such default. If such default is not corrected within the said thirty (30) day period, MAKER shall have the right, at its option, to cancel and terminate this Agreement. The failure of MAKER to exercise such right of termination for non-payment of royalties or otherwise shall not be deemed to be a waiver of any right MAKER might have, nor shall such failure preclude MAKER from exercising or enforcing said right upon any subsequent failure by DISTRIBUTOR.

7.3.    MAKER shall have the right, at its option, to cancel and terminate this Agreement in the event that DISTRIBUTOR shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for DISTRIBUTOR and DISTRIBUTOR shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings. In the event of termination of this Agreement all rights to the Subject Technology shall revert to MAKER.

7.4.    At the date of any termination of this Agreement pursuant to Paragraph 7.2 hereof for breach by DISTRIBUTOR, or pursuant to Paragraph 7.3 hereof, as of the receipt by DISTRIBUTOR of notice of such termination, DISTRIBUTOR shall immediately cease using any of the Subject Technology and return all copies of the same to MAKER; provided, however, that DISTRIBUTOR may dispose of any Licensed Products actually in the possession of DISTRIBUTOR prior to the Agreement Date of termination, subject to DISTRIBUTOR’S paying to MAKER running royalties in accordance with Paragraph 4.2 with respect thereto and otherwise complying with the terms of this Agreement.

7.5.    No termination of this Agreement shall constitute a termination or a waiver of any rights of either party against the other Party accruing at or prior to the time of such termination. The obligations of Sections 5 shall survive termination of this Agreement.

8.    ASSIGNABILITY

This Agreement shall be binding upon and shall inure to the benefit of MAKER and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of DISTRIBUTOR and the successor to all or substantially all of its assets or business to which this Agreement relates, but shall not otherwise be assignable or assigned by DISTRIBUTOR.

9.    GOVERNMENTAL COMPLIANCE

DISTRIBUTOR shall at all times during the term of this Agreement and for so long as it shall sell Products comply and cause its submakers to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Products or any other activity undertaken pursuant to this Agreement.

10.    GOVERNING LAW

This Agreement shall be deemed to be subject to, and have been made under, and shall be construed and interpreted in accordance with the laws of the State of New York. This Agreement is expressly acknowledged to be subject to all federal laws including but not limited to the Export Administration Act of the United States of America. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered.

11.    ADDRESSES

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

In the case of DISTRIBUTOR with a copy to:

NAME	Muhammed Malik
TITLE	President
ADDRESS	230 Sherwood Avenue
Farmingdale, NY 11735

In the case of MAKER: With a copy to:

NAME	Laurence M. Simon NAME Joseph A. Sanpietro
TITLE	Chief Financial Officer TITLE President & Chief
ADDRESS	1935 Swarthmore Ave. Executive Officer
Lakewood. NJ 08701 ADDRESS 1935 Swarthmore Ave.
Lakewood, NJ 08701

12.    ADDITIONAL PROVISIONS

12.1.    In addition to the exclusive distribution rights granted herein, MAKER agrees to grant to DISTRIBUTOR a right of first refusal covering the sale, use and distribution of an new generic drugs that MAKER may develop. Pursuant to this right of first refusal, MAKER shall notify DISTRIBUTOR of the availability of new generic drugs or similar technologies and DISTRIBUTOR shall, within ten days of receipt of said information, notify MAKER of its desire to distribute the product. If MAKER and DISTRIBUTOR should agree to distribute new generic drugs or similar technologies, the costs associated with such undertakings shall be divided as agreed upon by the parties. If DISTRIBUTOR does not provide to MAKER notification of its desire to distribute the new products within the period described above, MAKER shall be released from this right of first refusal and may negotiate such distribution agreements with third parties as it deems advisable.

12.2.    Confidentiality. DISTRIBUTOR agrees to maintain the Subject Technology in confidence, and to use the same only in accordance with this Agreement. Such obligation of confidentiality shall not apply to information which DISTRIBUTOR can demonstrate: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no fault of DISTRIBUTOR; (iii) was known to DISTRIBUTOR prior to disclosure thereof by MAKER; (iv) was lawfully disclosed to DISTRIBUTOR by a third party which was not under an obligation of confidence to MAKER with respect thereto; (v) which DISTRIBUTOR can reasonably demonstrate was independently developed by DISTRIBUTOR without use of the Subject Technology; or (vi) which DISTRIBUTOR shall be compelled to disclose by law or legal process. The foregoing obligation of confidentiality shall survive termination of this Agreement.

12.3.    Indemnity. Each Party shall notify the other of any claim, lawsuit or other proceeding related to the Subject Technology. Subject to the following sentence, DISTRIBUTOR agrees that it will defend, indemnify and hold harmless MAKER, its researchers, employees, officers, trustees, directors, and agents and each of them (the “Indemnified Parties”), from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against any of the Indemnified Parties related directly or indirectly to or arising out of the design, process, manufacture, or use by any person or party of the Subject Technology, the Licensed Products or any other embodiment of the Subject Technology even though such claims, causes of action, lawsuits or other proceedings and the costs (including attorney’s fees) related thereto result in whole or in part from the negligence of any of the Indemnified Parties. Notwithstanding any provisions herein to the contrary, MAKER shall indemnify DISTRIBUTOR for any claims for injuries to persons or property damage which occur on MAKER premises or premises under the exclusive control of MAKER. DISTRIBUTOR will also assume responsibility for all costs and expenses related to such claims and lawsuits for which it is obligated to indemnify the Indemnified Parties pursuant to this Paragraph 13.3, including, but not limited to, the payment of all reasonable attorneys’ fees and costs of litigation or other defense.

12.4.    Insurance. DISTRIBUTOR shall for so long as DISTRIBUTOR manufactures, uses or sells any Product(s), maintain in full force and effect policies of (i) worker’s compensation and/or employers’ liability insurance within statutory limits, (ii) general liability insurance (with broad form general liability endorsement) with limits of not less than three million dollars ($3,000,000) per occurrence with no annual aggregate and (iii) products liability insurance, with limits of not less than three million dollars ($3,000,000) per occurrence with no annual aggregate. Such coverage(s) shall be purchased from a carrier or carriers deemed acceptable to MAKER with no annual aggregate and shall name MAKER as an additional insured. Upon request by MAKER, DISTRIBUTOR shall provide to MAKER copies of said policies of insurance.

12.5.    MAKER’S Disclaimers. Neither MAKER nor any of its researchers, trustees, officers, employees, directors, or agents assume any responsibility for the manufacture, product specifications, sale or use of the Subject Technology or the Licensed Products which are manufactured by or sold by DISTRIBUTOR.

12.6.    Independent Contractors. The Parties hereby acknowledge and agree that each is an Independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract. to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

12.7.    DISCLAIMER OF WARRANTY. MAKER MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE SUBJECT TECHNOLOGY OR PRODUCTS AND MAKER MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE PATENTABILITY OF THE SUBJECT TECHNOLOGY OR PRODUCTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES

12.8.    Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

12.9.    Reformation. All Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

12.10.    Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material as equipment.

12.11.    Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

DISTRIBUTOR	MAKER
MEDI-HUT CO., INC.	Syntho Pharmaceuticals, Inc.

/s/ Muhammed Malik	/s/ Joseph A. Sanpietro

Title: President & Chief Executive Officer Date: November 20, 2001	Title: President Date: November 20, 2001